UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AMERISERV FINANCIAL, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

AMERISERV FINANCIAL, INC.

P.O. BOX 430
JOHNSTOWN, PENNSYLVANIA 15907-0430

To Be Held April 26, 2016

Mailed to Security Holders on or about March 17, 2016

AmeriServ Financial, Inc.

P. O. Box 430

Johnstown, Pennsylvania 15907-0430

814-533-5300

March 17, 2016

Dear Fellow Shareholder:

AmeriServ Financial, Inc.’s annual meeting of shareholders will be held on Tuesday, April 26, 2016, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901.

The matters to be acted upon at the meeting are:

(a)	the election of four Class III director nominees of the board of directors;

(b)	ratification of the appointment of S.R. Snodgrass PC as our independent registered public accounting firm to audit our books and financial records for the fiscal years ending December 2016 and 2017;

(c)	the waiver of the director age restriction provision of the bylaws with respect to Craig G. Ford, a nominee for election as a director;

(d)	an advisory vote to approve the compensation of the named executive officers of AmeriServ Financial, Inc.; and

(e)	such other matters as may properly come before the AmeriServ Financial, Inc. annual meeting or any adjournment thereof.

Your vote is very important to us, and we encourage you to review the enclosed materials. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet or telephone saves us money by reducing postage and proxy tabulation costs. If you prefer to vote by mail, please sign, date and return the proxy card. Regardless of whether you plan to attend the annual meeting in person, please vote now so that the matters coming before the meeting may be acted upon.

I look forward to seeing you at the annual meeting.

Respectfully yours,

Jeffrey A. Stopko
President & Chief Executive Officer

AmeriServ Financial, Inc.

P. O. Box 430

Johnstown, Pennsylvania 15907-0430

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of AmeriServ Financial, Inc. will be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901, on Tuesday, April 26, 2016, at 1:30 p.m., Eastern Time, for the purpose of considering and voting on the following matters:

1.	election of four Class III director nominees of the board of directors, each to serve until the 2019 annual meeting of shareholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified (Matter No. 1);

2.	ratification of the appointment of S.R. Snodgrass PC as our independent registered public accounting firm to audit our books and financial records for the fiscal years ending December 2016 and 2017 (Matter No. 2);

3.	the waiver of the director age restriction provision of the bylaws with respect to Craig G. Ford, a nominee for election as a director (Matter No. 3);

4.	an advisory vote to approve the compensation of the named executive officers of AmeriServ Financial, Inc. (Matter No. 4); and

5.	such other business as may properly come before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on February 19, 2016 shall be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. A proxy statement, a proxy card and a self-addressed postage prepaid envelope are enclosed. This proxy statement and enclosed proxy card are being mailed to shareholders on or about March 17, 2016. Please complete, sign and date the proxy card and return it promptly in the envelope provided or, if you prefer, vote by telephone or Internet by following the instructions on the proxy card. If you attend the meeting and are a shareholder of record, you may revoke your proxy and vote in person.

This notice, the accompanying proxy statement and form of proxy are sent to you by order of the board of directors.

Sharon M. Callihan
Corporate Secretary

Johnstown, Pennsylvania
March 17, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 26, 2016:

Our Proxy Statement on Schedule 14A, form of proxy card, 2015 Annual Report on Form 10-K and 2015 Annual Report are available at: https://www.proxyvote.com.

AMERISERV FINANCIAL, INC.

P.O. Box 430

Johnstown, Pennsylvania 15907-0430

PROXY STATEMENT

GENERAL

Introduction

The board of directors of AmeriServ Financial, Inc. is soliciting proxies for use at our annual meeting of shareholders to be held on April 26, 2016, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901. This proxy statement and enclosed proxy card are being mailed to shareholders on or about March 17, 2016. Our annual report for the year ended December 31, 2015 accompanies this proxy statement. The annual report should not be regarded as proxy solicitation material. AmeriServ Financial, Inc. (which is sometimes referred to as “ASRV,” “the company,” “we,” “us” or “our”) is the holding company for AmeriServ Financial Bank doing business as AmeriServ Financial (the “Bank”) and AmeriServ Trust & Financial Services Company (the “Trust Company”).

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to the use of the mail, some of our directors and officers may solicit proxies, without additional compensation, in person, by telephone, or by electronic communication. We may make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and we may reimburse them for reasonable expenses they incur.

Voting Securities

As of the close of business on the record date, February 19, 2016, there were 18,893,811 shares of common stock, par value $0.01 per share, outstanding. Holders of record of our common stock as of the close of business on the record date are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Except with respect to the election of directors, each shareholder is entitled to one vote for each share held. Holders of our common stock are entitled to cumulate their vote in the election of directors.

The four persons receiving the highest number of votes cast at the annual meeting will be elected as Class II directors (Matter No. 1). The affirmative vote of a majority of the votes cast at the annual meeting is required to approve (i) the ratification of the appointment of S.R. Snodgrass PC as our independent registered public accounting firm for the fiscal years ending December 31, 2016 and 2017 (Matter No. 2), (ii) the waiver of the director age restriction provision of the bylaws with respect to our non-executive chairman of the board of directors, Craig G. Ford, a nominee for election as a director (Matter No. 3), and (iii) the advisory (non-binding) vote on the compensation of our named executive officers (Matter No. 4).

If any other matters are properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the annual meeting.

Although the advisory votes on the compensation of our named executive officers is non-binding, as provided by law, our board of directors will review the results of the votes and take them into account in making a determination concerning executive compensation.

If you participate in our Dividend Reinvestment and Common Stock Purchase Plan, the proxy card included with this proxy statement indicates the number of shares registered in your name and the number of shares, including fractional shares, credited to your account in our Dividend Reinvestment and Common Stock Purchase Plan.

If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from that organization holding your account and, as a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote the shares held in your account. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee does not have discretionary voting power with respect to any of the matters considered at this meeting. You may not vote shares held in street name at the annual meeting unless you obtain a legal proxy from that organization holding your account.

If you appropriately mark, sign and return the enclosed proxy card or voting instruction card, as the case may be, in time to be voted at the annual meeting, or if you vote by telephone or Internet in accordance with the instructions on the proxy card or voting instruction card, as the case may be, the shares represented thereby will be voted in accordance with your instructions. Signed proxies not marked to the contrary will be voted “FOR” the election of the nominees for our board of directors, “FOR” the ratification of the appointment of S.R. Snodgrass PC as our independent registered public accounting firm for the fiscal years ending December 31, 2016 and 2017, “FOR” the waiver of the director age restriction provision of the bylaws with respect to our non-executive chairman of the board of directors, Craig G. Ford, a nominee for election as a director, and “FOR” an advisory (non-binding) vote on the compensation of our named executive officers. Proxy holders shall have full discretion and authority to vote for any one or more of such nominees and will vote the shares represented by each proxy so as to maximize the number of nominees elected to our board of directors, except to the extent that a shareholder withholds such authority on such proxy. However, the shares represented by each proxy cannot be voted by the proxy holders for a greater number of nominees than those identified in this proxy statement.

Right of Revocation

You may revoke your proxy and change your vote at any time before the taking of the vote at the annual meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the annual meeting and voting in person in accordance with the methods described above. However, your attendance at the annual meeting will not automatically revoke your proxy unless you properly vote at the annual meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to our Corporate Secretary at P.O. Box 430, Johnstown, Pennsylvania 15907-0430 prior to the annual meeting.

Quorum

Under our bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the annual meeting. Abstentions will not constitute or be counted as “votes” cast for purposes of the annual meeting, but will be counted for purposes of determining the presence of a quorum.

Principal Shareholders

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), as of February 19, 2016, the only persons known by us to be beneficial owners of five percent or more of the outstanding shares of our common stock were as follows:

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock

Dimensional Fund Advisors LP (1) Building One 6300 Bee Cave Road Austin, Texas 78746	1,619,374	8.6%

(1)	Includes subsidiaries of Dimensional Fund Advisors LP (collectively, “Dimensional”), four investment companies to which Dimensional furnishes investment advice and certain other commingled fund, group trusts and separate accounts to which Dimensional may serve as investment manager, advisor or sub-adviser. This information is based upon Amendment No. 14 to a Schedule 13G filing dated February 9, 2016 made with the Securities and Exchange Commission.

MATTER NO. 1

ELECTION OF ASRV DIRECTORS

General

Under our articles of incorporation, the total number of directors may be determined by either a resolution adopted by a majority vote of the directors then in office or by a resolution adopted by the shareholders at a meeting. The number of directors for 2016 has been set by the board at 12 who are not officers of the Corporation or a subsidiary or affiliate of the Corporation plus the President and Chief Executive Officer. The board has determined that all current members of our board of directors, other than Jeffrey A. Stopko, our President and Chief Executive Officer, are independent, pursuant to the listing standards of The NASDAQ Global Market (“NASDAQ”). Our board of directors, as provided in our articles of incorporation, is divided into three classes, each being as nearly equal in number as possible. The directors in each class serve a term of three years or until the earlier of their resignation or their respective successors have been elected and qualified. Under our articles of incorporation, a person who is elected to fill a vacancy on the board of directors will serve as a director for the remaining term of office of the class to which he or she was elected.

Nominees and Continuing Directors

The board of directors has fixed the number of directors in Class III at four and has nominated Daniel R. DeVos, Bruce E. Duke, III, M.D., Craig G. Ford, and Kim W. Kunkle for election as Class III directors, each of whom will serve a three-year term that will expire at the 2019 annual meeting of shareholders, or until the earlier of their resignation or their respective successors have been duly elected and qualified. Directors DeVos, Duke, Ford, and Kunkle were previously elected by the shareholders at the 2013 annual meeting. The remaining directors will continue to serve in accordance with their previous election, with the terms of the Class I and Class II directors expiring in 2017 and 2018, respectively.

Our bylaws permit nominations for election to the board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors. All nominations for directors to be made at the annual meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Non-Executive Chairman not less than 90 days nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting and in compliance with the procedures and with the information required by our bylaws. Such notice must contain, to the extent known, the following information:

•	the name and address of the shareholder who intends to make such nomination (the “Nominating Shareholder”);

•	the name and address of the beneficial owner, if different than the Nominating Shareholder, of any of the shares owned of record by the Nominating Shareholder (the “Beneficial Holder”);

•	the number of shares of each class and series of shares of the company which are owned of record and beneficially by the Nominating Shareholder and the number which are owned beneficially by any Beneficial Holder;

•	a representation that there are (and will be) no undisclosed arrangements and understandings between the Nominating Shareholder and any Beneficial Holder and any other person or persons pursuant to which the nomination is being made;

•	the name and address of the person or persons to be nominated;

•	a representation that the Nominating Shareholder is at the time of giving of the notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of the company entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	such other information regarding each nominee proposed by the Nominating Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by our board of directors;

•	a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Nominating Shareholder’s notice by, or on behalf of, the Nominating Shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price exchanges for, or increase or decrease the voting power of the Nominating Shareholder or any of its affiliates or associates with respect to shares of our stock; and

•	the written consent of each nominee to serve as our director if so elected.

The presiding officer of any such shareholder meeting may, in such officer’s sole discretion, refuse to acknowledge the nomination of any person which the presiding officer determines is not made in compliance with the foregoing procedure.

We have not received any properly made notice of nomination for directors from any shareholder in connection with this year’s annual meeting. Any nomination that does not comply with the procedures required by the bylaws, and any vote cast at the annual meeting for any candidate not duly nominated, will be disregarded.

With respect to the election of directors, each shareholder has the right to vote, for each share of our common stock held by the shareholder, such number of votes as shall be equal to the number of directors to be elected, and the shareholder may cast the whole number of votes for one nominee or distribute them among two or more nominees.

Each of the nominees listed is a current member of our board of directors and has expressed his willingness to serve. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by our board of directors. Our management, however, has no present reason to believe that any Class III nominee will be unable to serve as a director, if elected.

The following tables set forth as to each of the nominees for election as a Class III director and as to each of the continuing Class I and Class II directors, his or her age, principal occupation and business experience, the period during which he or she has served as a member of our board of directors, or an affiliate or predecessor, and their current and recent directorships in other public companies. In addition, we briefly describe the particular experience, qualifications, attributes or skills that led our board to conclude that the person should serve as a member of our board of directors. There are no family relationships between any of the listed persons.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU CAST YOUR VOTES FOR THE ELECTION OF THE BELOW-NAMED NOMINEES TO SERVE AS CLASS II DIRECTORS.

Nominees for Election as Class III Directors - Term Expires in 2019

Daniel R. DeVos, 73

Director since: 1989

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Mr. DeVos is the former President & CEO of Concurrent Technologies Corporation (“CTC”), a position he held from 1988 until he retired in 2009. Under Mr. DeVos’ leadership, CTC grew from 15 to over 1,500 employees at 50 locations across the country with annual revenues in excess of $240 million and achieved a national reputation for advanced computing, telecommunications, process modeling, materials development and environmental technology applications. In addition, Mr. DeVos has played an important role in the revitalization efforts in the Johnstown area, including serving as Chairman of the Johnstown Chamber of Commerce and the Johnstown chapter of the United Way. We believe that Mr. DeVos’ previous professional experiences provides him with insight as to how companies may improve their business processes and operations and better utilize technology in these processes and operations, which is valuable to our board of directors, especially when it is involved in considering capital investments in technology and in its ongoing responsibilities for overseeing management and evaluating management’s effectiveness.

Bruce E. Duke, III, M.D.,72

Director since: 1987

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Dr. Duke is currently retired from practice. Until April 2011, he was a surgeon with Conemaugh Health System (“CHS”), the largest health care provider in west central Pennsylvania. From 2009 to 2014, Dr. Duke has served on the finance committee and capital improvement subcommittee for CHS’s holding company until its sale. Also, since July 2013, he has served as a member of the board of directors of the Conemaugh Health Foundation, which was renamed the 1889 Foundation following the sale of CHS in 2014, on which he serves as the chairman of its grants committee. Prior to his employment with CHS in 2008, he was the President of Valley Surgeons, Inc., a 10 employee firm with 3 surgeons, where he oversaw the business matters for the firm and acted as a fiduciary for its pension plan. During his tenure with ASRV, Dr. Duke has made valuable contributions to our board and committees and we believe he will continue to do so given his experience in managing the operations, financial statements, and compensation programs of his surgical practice.

Craig G. Ford, 86

Director since: 2003

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Mr. Ford is currently the Non-Executive Chairman of ASRV, the Bank and the Trust Company. From December 2002 until March 2004, he served as the President & CEO of ASRV and the Bank. From 1992 to December 2002 and since his retirement from ASRV in March 2004, he has acted as an independent consultant to small to mid-cap financial institutions and advised them on strategic planning, technology planning, business plan development and execution, and management-board coordination. From 1987 to 1992, Mr. Ford was a Group Executive Vice President of Meridian Bancorp, where he was responsible for technology and government relations. Prior to that, Mr. Ford had a long career with Mellon Bank, where he led the bank’s community banking division for 10 years until he began serving as the Chairman’s liaison with acquired companies. Mr. Ford has also been prominent in bank industry activities, including a term as President of the Pennsylvania Bankers Association, Chairman of the Pennsylvania Bankers Association Government Relations Council, and Chairman of the American Bankers Association’s Membership Criteria Committee. Mr. Ford also served as Co-Chairman of the Committee for Efficiency in Government of the Office of Management of the Budget (1974-1976), as well as serving as a member of the Financial Council of the American Management Association, and as a member of the USPS Treasury Task Force (1970-1975). He received his bachelor of science degree in economics from the Wharton School of Finance & Commerce of the University of Pennsylvania.

Mr. Ford’s nomination is based upon the value we place on his in-depth knowledge regarding the banking business and the community in which ASRV operates. Additionally, we believe that Mr. Ford’s knowledge and leadership qualities are important to the board’s effectiveness and in his role as Non-Executive Chairman. Finally, Mr. Ford’s aptitude in the area of strategic planning remains important as ASRV formulates plans in these uncertain economic times.

Kim W. Kunkle, 61

Director since: 1984

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Since 1984, Mr. Kunkle has served as the President & CEO of Laurel Holdings, Inc. (“Laurel Holdings”), which is a closely held private company with wholly owned subsidiaries involved in underground utility construction, plumbing, janitorial services, metal machining, industrial tool distribution, and pipeline rehabilitation. Laurel Holdings employs over 200 and has sales in excess of $17 million. We believe that Mr. Kunkle’s professional experience managing a diverse organization of Laurel Holdings’ size demonstrates his ability to effectively oversee ASRV’s management as a member of the board and continues to make valuable contributions to ASRV’s committees.

Continuing Class I Directors – Term Expires in 2017

Allan R. Dennison, 69

Director since: 2005

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Since November 2012, Mr. Dennison has served as Non-Executive Vice Chairman of the Board of Directors of ASRV, the Bank, and the Trust Company. Previously, from February 2004 until October 2009, Mr. Dennison served as President & CEO of ASRV and its subsidiaries. Mr. Dennison has more than 40 years of banking experience, and his prior positions included being President and CEO of Swineford National Bank, a community bank affiliated with Fulton Financial Corporation, and senior positions with Mellon Bank of Pittsburgh and Huntington National Bank. The depth of Mr. Dennison’s banking experience and industry knowledge over decades of economic change is highly valuable to the board.

James M. Edwards, Sr., 76

Director since: 1984

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Mr. Edwards is currently retired after serving as Treasurer of the Cambria/Somerset Counties Authority, a regional water authority, from 2010 until 2014. From 1980 to 1997, he served as President and CEO of WJAC, Inc., the NBC affiliated television/radio broadcast company serving the Johnstown-Altoona-State College, Pennsylvania television market. He also served on the Board of Directors of the Johnstown Tribune Publishing Co., WJAC, Inc.’s parent company, as well as Treasurer and Vice Chairman of the NBC Television Network Affiliates Board. From 1990 to 1996 he served as Chairman of JARI, the largest economic development organization in the greater Johnstown, Pennsylvania region. From 2007 to 2010, he also served as JARI’s Director of Entrepreneurial Development. Since 1984, he has served on the Board of Directors of each of Johnstown Savings Bank and AmeriServ Financial, Inc., including serving on the Executive Committee of both boards. Mr. Edwards brings to the Board the business experience he gained during a 40 year career in the newspaper, radio, and television business; several years of experience as a director of companies involved in the refractory, men and women’s clothing, soft drink bottling, travel agency, and investment company business; as well as the experience gained by serving as Chairman or Vice-Chairman of national and state print and broadcast media organizations; and over 30 years of experience with major community service organizations, including Chairman of the Greater Johnstown Cambria County Chamber of Commerce, Chairman of the East Coast Hockey League’s Board of Governors and a 2014 inductee into the ECHL Hall of Fame, the largest Tier II professional hockey league in the country, a 1999 inductee into the Junior Achievement of North West Pennsylvania Business Hall of Fame, Chairman of the Construction Oversight Committee and Project Administrator for the $34 million dollar Johnstown Renaissance Complex Project, and President of the 17,000 member Pennsylvania Jaycees. We believe that Mr. Edwards’ extensive and diversified business experience, and his long history of involvement in community public services organizations in the Johnstown Area provides the broad-based background appropriate of a director.

Sara A. Sargent, 68

Director since: 1996

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Ms. Sargent is the owner and President of Sargent’s Court Reporting Service, Inc., Sargent’s Personnel Agency, Inc., and Sargent’s Transcription Service, Inc. She is active in all phases of the business, including operations, marketing, financial analysis, and contract negotiations. Ms. Sargent has won numerous business-related awards, including the Small Business Person of the Year for the Commonwealth of Pennsylvania and being selected by Ernst & Young and Merrill Lynch as Entrepreneur of the Year for Western Pennsylvania and West Virginia. We believe that her professional experience managing multiple organizations demonstrates that she has the capability to effectively oversee ASRV’s management as a member of the board and continues to make valuable contributions to ASRV’s committees. Ms. Sargent is the Chair of the nominating committee.

Jeffrey A. Stopko, 53

Director since: 2015

Other Public Company Directorships within past 5 years: None

Mr. Jeffrey A. Stopko has been the Chief Executive Officer and President of AmeriServ Financial, Inc. since March 24, 2015 and the Chief Executive Officer and President of AmeriServ Financial Bank since February 16, 2016. Mr. Stopko served as Interim Chief Executive Officer and President of AmeriServ Financial, Inc. from January 9, 2015 until March 24, 2015. Mr. Stopko served as Executive Vice President and Chief Financial and Administrative Officer of AmeriServ Financial, Inc. from March 2009 until January 9, 2015, where he directed all administrative services to include finance, information technology, credit administration and human resources. Prior to that, Mr. Stopko served as Chief Financial Officer and Principal Accounting Officer of AmeriServ Financial, Inc. since 1997, where he directed all financial and investment activities. He guided a major corporate balance sheet restructuring at AmeriServ that reduced the risk profile and provided the foundation for improved earnings. He is a licensed Certified Public Accountant with Big Four accounting experience. Mr. Stopko is a 1984 graduate of Bucknell University with a Bachelor of Science degree in Business Administration.

Robert L. Wise, 72

Director since: 1986

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Mr. Wise is the former President of Pennsylvania Electric Company, Metropolitan Edison Company, Jersey Central Power and Light Company, GPU Genco, Inc., and former CEO of GPU International, each of them a subsidiary of GPU, Inc., a large public energy conglomerate of 14,000 employees, serving more than 4 million customers. GPU, Inc., merged with FirstEnergy, Inc., in 2001. Mr. Wise’s executive experience at subsidiaries of a large publicly traded company is valuable to ASRV as a board member, and more specifically, as a member of our audit committee and as ASRV’s audit committee financial expert.

Continuing Class II Directors – Term Will Expire in 2018

J. Michael Adams, Jr., Esquire, 53

Director since: 2000

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Mr. Adams is the managing member of Mike Adams & Associates LLC, a Pittsburgh based law firm. He has practiced law for 24 years and serves as legal counsel to both private businesses and public institutions, boards and commissions. Mr. Adams is also the owner and managing member of NATASH LP, a real estate investment company. From 2011 until 2015, he owned the Elizabeth Milling Company, a manufacturing and packaging company of ice-melt products. Mr. Adams also previously served as chairman of the board of directors of the Daily News Publishing Co., a privately held company. He received a B.S. from Carnegie Mellon University and a J.D. from University of Pittsburgh School of Law. His corporate, legal and board experience provide Mr. Adams skills relevant to his service on our audit and nominating committees respectively. Because we are a public company operating in a highly regulated industry, we believe Mr. Adams’ experience and perspective is valuable not only as a member of the board but also as a member of multiple board committees.

Margaret A. O’Malley, Esquire, 55

Director since: 1997

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Ms. O’Malley has over 31 years of experience in private legal practice at, and is the owner of, Yost & O’Malley, a law firm in Johnstown, Pennsylvania, where she advises both individuals and corporate for profit and non-profit entities. She received a B.A. from the Pennsylvania State University and a J.D. from the University of Pittsburgh School of Law. She is licensed to practice law in Pennsylvania and the District of Columbia, and is an experienced litigator in both state and federal courts. Because we are a public company operating in a highly regulated industry, we believe Ms. O’Malley’s experience and perspective as an attorney is valuable not only as a member of the board but also in her continued role as Chair of the compensation and audit committees. With ASRV’s increased regulatory and corporate governance measures passed in recent years, we believe that Ms. O’Malley’s continued leadership in these committee roles remains important to the board’s success.

Mark E. Pasquerilla, 56

Director since: 1997

Other Current Public Company Directorships: Pennsylvania Real Estate Investment Trust (PREIT)

Other Public Company Directorships within past 5 years: None

Mr. Pasquerilla has been an officer and director of Pasquerilla Enterprises, LP, a Johnstown-based real estate owner and manager and also a private financial investor, and its subsidiaries since 2006. He has served as its CEO since 2013 and was its President from 2006 to 2013. From 1992 to 2006, Mr. Pasquerilla served as an officer and director of Crown Holding Company and its subsidiaries (CEO and Chairman from April 1999 to December 2006, and President from 1992 to 2006). In July 2013, Pasquerilla Enterprises, LP consolidated group acquired Crown Holding Company and its subsidiaries. From April 1999 until it was acquired by PREIT in November 2003, he also served as Chairman and CEO of Crown American Realty Trust and as a trustee. Mr. Pasquerilla has been a trustee of PREIT since 2003 and a member of the nominating and corporate governance committee of its board of trustees since 2011. He received a B.A. from Notre Dame University and a M.S. from the London School of Economics. In connection with his work as an officer and trustee of Pasquerilla Enterprises, LP, Crown Holding Company and PREIT, Mr. Pasquerilla has acquired substantial experience in real estate finance. Because, like most banks, ASRV has many real estate loans, we believe this experience is important to the board of directors.

Thomas C. Slater, 73

Director since: 1980

Other Current Public Company Dictatorships: None

Other Public Company Directorships within past 5 years: None

Mr. Slater has been the owner, President & Director of Slater Laboratories, Inc. since 1970. Mr. Slater is also the founder of the Community Foundation for the Alleghenies, a member of the American Association of Bioanalysts, and a former trustee of Mount Aloysius College. The board continues to find Mr. Slater’s extensive experience with ASRV and his commitment to his committee positions to be a primary factor in his continued service to the board.

Security Ownership of Management

The following table sets forth information concerning the number of shares of our common stock beneficially owned, as of February 19, 2016, by each present director, nominee for director, and each executive officer named in the Summary Compensation Table as well as by all directors, nominees, and executive officers as a group.

Name of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Class (%)

J. Michael Adams, Jr. (3)	102,365	*
Allan R. Dennison (4)	38,993	*
Daniel R. DeVos	64,497	*
Bruce E. Duke, III, M.D. (5)	80,447	*
James M. Edwards, Sr. (6)	51,931	*
Craig G. Ford (2)	87,765	*
James T. Huerth (2, 7)	68,053	*
Kim W. Kunkle (8)	100,100	*
Michael D. Lynch (2, 9)	6,746	*
Margaret A. O’Malley	294,690	1.6
Mark E. Pasquerilla (10)	445,721	2.4
Sara A. Sargent	192,740	1.0
Thomas C. Slater	66,297	*
Jeffrey A. Stopko (2, 11)	91,066	*
Robert L. Wise	123,575	*

Officers, Directors and Nominees for Director as a Group (15 persons)	1,774,986	9.3

*Less than 1%

(1)	Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director, has sole investment and voting power as to all the shares beneficially owned with the exception of those held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives. In addition, unless otherwise indicated, the address for each person is c/o AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.

(2)	Includes shares of our common stock that may be acquired within sixty (60) days after the record date upon the exercise of presently exercisable stock options that were granted under the 2001 Stock Incentive Plan and the 2011 Stock Incentive Plan as follows:

Ford	-	40,000	Huerth	-	54,953	Lynch -	4,609
Stopko	-	46,918

(3)	Includes 23,897 shares of our common stock held by Jerome M. Adams and Elizabeth Adams under a Voting Trust Agreement dated January 31, 2002 of which Mr. Adams serves as voting trustee, and 50 shares of our common stock held on behalf of his minor child. 69,106 of Mr. Adams’ shares have been pledged to a financial institution.

(4)	Includes 7,307 shares of our common stock held in Mr. Dennison’s 401(k) plan.

(5)	Includes 5,702 shares of our common stock held jointly with Dr. Duke’s spouse.

(6)	Includes 8,841 shares of our common stock held by Mr. Edwards’ spouse.

(7)	Includes 569 shares of our common stock held in Mr. Huerth’s 401(k) plan. Does not include options to purchase 13,334 shares of common stock.

(8)	Includes 39,203 shares of our common stock held by Laurel Management Retirement Plan, of which Mr. Kunkle is a trustee and 3,000 shares of our common stock held by Laurel Holdings, Inc., of which Mr. Kunkle is an officer. With respect to each, Mr. Kunkle has voting and investment power.

(9)	Does not include options to purchase 3,510 shares of common stock.

(10)	Includes 287,150 shares of our common stock held by Pasquerilla Enterprises LP, of which Mark E. Pasquerilla is the sole member of its general partner, and has the power to vote such shares, and 125,500 shares held by the Marenrico Partnership, of which Mr. Pasquerilla is one of the partners and has the power to vote such shares. 125,500 shares held by Marenrico Partnership and 287,150 shares held by Pasquerilla Enterprises LP are separately pledged to financial institutions.

(11)	Includes 22,974 shares of our common stock held in Mr. Stopko’s 401(k) plan. Does not include options to purchase 15,000 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of the Forms 3 and Forms 4 filed by the beneficial owners of our common stock, we believe all reports required by Section 16(a) of the Exchange Act were filed on time, except for a single report filed by each of Messrs. Duke and Kunkle and an award of options to purchase shares of our common stock to each of Messrs. Stopko, Lynch and Huerth. Each late report related to a single transaction, which was reported once the inadvertent omission was recognized.

Hedging and Pledging Prohibition

We generally do not permit our directors, officers and employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan, except such limitation shall not apply to our securities pledged by directors and officers as collateral for a loan prior to September 1, 2015. After September 1, 2015, our board of directors may, in its discretion, approve in advance a pledge of our securities by directors and officers as collateral for a loan in a particular case and as permitted by bank regulations after taking into consideration the magnitude of the number and market value of shares proposed to be pledged in relation to the number of outstanding shares and the market value and trading volume of outstanding shares (generally, the aggregate shares pledged should not exceed 5% of shares outstanding on the date of the pledge), the percentage of shares proposed to be pledged to the total shares owned by the pledgor, the amount of shares proposed to be pledged in relation to the total shares then pledged by other directors and officers, and all other factors deemed relevant by our board of directors. We believe that permitting limited pledging of our securities to serve as collateral for a bona fide loan in appropriate circumstances will encourage our directors and officers to purchase and retain shares.

Board and Committees

The board of directors has various standing committees, including an audit committee, a board enterprise risk committee, a compensation committee, a corporate governance committee, an executive committee, an investment/ALCO committee, a nominating committee, and a technology committee, and each committee operates under a written charter. For information regarding availability of certain of these charters, see information under the heading “Corporate Governance Documents” below. Directors are expected to attend meetings of the board, meetings of the committees on which they serve and the ASRV annual meeting. During 2015, the board of directors held 13 meetings, the audit committee held 10 meetings, the executive committee did not hold any meetings, the investment/ALCO committee held 4 meetings, the technology committee held 4 meetings, the corporate governance committee held 4 meetings, the compensation committee held 3 meetings, the nominating committee held 1 meeting, and the board enterprise risk committee held 2 meetings. There were 2 executive sessions of the board of directors excluding management. Each director attended at least 75% of the combined total of meetings of the board of directors and of each committee of which he or she was a member. Each director attended ASRV’s 2014 annual meeting of shareholders with the exception of Sara A. Sargent.

The executive committee serves as a resource for management to seek guidance on issues between regularly scheduled meetings or with respect to matters that generally do not warrant calling a special board meeting. In addition, from time to time, the executive committee is asked to study strategic issues in greater depth than may be practical for the board as a whole. The executive committee is comprised of Directors Pasquerilla (Chair), O’Malley (Vice Chair), Adams, Dennison, Ford, Kunkle and Sargent.

The primary responsibility of the board enterprise risk committee is to oversee the company’s enterprise risk management activities on behalf of the board and report the results of their activities to the board, including executive management’s assessment of key systemic risks facing the company and executive management’s structure and processes established to identify, measure, monitor, and manage risks. The board enterprise risk committee is comprised of Directors Dennison (Chair), O’Malley (Vice Chair), Adams, DeVos, Duke, Ford, Kunkle, Pasquerilla, Sargent, and Slater.

The technology committee is comprised of Directors DeVos (Chair), Sargent (Vice Chair), Edwards, Pasquerilla, Slater, Stopko and Wise. The technology committee monitors the operation of information systems (IS), including new technology implementation, within the company and its subsidiaries and provides input into the company’s strategic IS plan and IS disaster recovery plan.

The investment/ALCO committee is comprised of Directors Slater (Chair), Kunkle (Vice Chair), Dennison, Duke, Edwards, Ford, Pasquerilla and Stopko. This committee is responsible for overseeing our investment policy and monitoring interest rate, liquidity and market risks.

The audit committee is comprised of Directors O’Malley (Chair), Adams (Vice Chair), DeVos, Duke, Sargent and Wise, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing requirements. Mr. Wise is also designated as the audit committee financial expert, and meets the qualifications to serve as such under the NASDAQ listing standards. This designation does not impose any duties, obligations or liabilities on Mr. Wise that are greater than the duties, obligations or liabilities imposed on the other members of the Audit Committee.

The audit committee is responsible for the appointment, compensation, oversight, and termination of our independent auditors. The audit committee is also responsible for oversight of Internal Audit. The committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The committee also assists the board in providing oversight over the integrity of our financial statements, compliance with applicable legal and regulatory requirements and the performance of our internal audit function. The committee also is responsible for, among other things, reporting to our board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Importantly, from a corporate governance perspective, the audit committee regularly evaluates the independent auditors’ independence from ASRV and its management, including approving consulting and other legally permitted, non-audit services provided by our auditors and the potential impact of the services on the auditors’ independence. The committee meets periodically with our independent auditors and our internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The committee reviews and discusses with management earnings releases, including the use of pro forma information (if applicable). The committee also discusses with management and the independent auditors the effect of accounting initiatives. The committee also is responsible for receiving and evaluating complaints and concerns relating to accounting and auditing matters.

The nominating committee is comprised of Directors Sargent (Chair), O’Malley (Vice Chair), Adams, DeVos, Kunkle, Pasquerilla and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The nominating committee is responsible for nominating individuals to stand for election as directors at the annual meeting of shareholders, assisting the board in the event of any vacancy on the board by identifying individuals qualified to become board members, recommending to the board qualified individuals to fill such vacancy, and recommending to the board, on an annual basis, nominees for each board committee. The committee has the responsibility to develop and recommend criteria for the selection of director nominees to the board, including, but not limited to, diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the board and ASRV and such other criteria as the committee determines to be relevant at the time. The committee has the power to apply these criteria in connection with the identification of individuals to be board members, as well as to apply the standards for independence imposed by our listing agreement with NASDAQ and all applicable federal laws in connection with this identification process.

The nominating committee does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the board of directors. Diversity is just one of many factors the nominating committee considers in the identification and selection of director nominees. ASRV defines diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills and other personal attributes that can foster board heterogeneity in order to encourage and maintain board effectiveness.

The nominating committee considers potential candidates recommended by its members, management and others, including shareholders. In considering candidates recommended by shareholders, the committee will apply the same criteria it applies in connection with candidates recommended by the nominating committee. Shareholders may propose candidates to the nominating committee by delivering a notice to the nominating committee that contains the information required by Section 1.3 of our bylaws. In addition, shareholders may nominate persons directly for election as directors in accordance with the procedures set forth in Section 1.3 of our bylaws. A notice of any such nomination must contain all required information and must be mailed or delivered to our Non-Executive Chairman not less than 90 days or more than 120 days prior to the annual meeting. The nominating committee did not pay any fee to any third party to search for, identify and/or evaluate the 2015 nominees for directors.

The corporate governance committee is comprised of Directors Adams (Chair), O’Malley (Vice Chair), Duke, Ford, and Sargent, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The committee is responsible for making recommendations to the board of directors regarding, and monitoring compliance with: corporate governance principles applicable to the company; matters involving the company’s articles of incorporation, bylaws, shareholder proposals, committee responsibilities and other corporate governance issues; and the company’s policies, including, but not limited to, its Code of Ethics and Legal Code of Conduct, Code of Conduct for Directors, and Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The compensation committee is comprised of Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, DeVos, Sargent and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The compensation committee is responsible for reviewing and making recommendations regarding executive compensation and board compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.” The committee has the authority to establish the compensation of the principal executive officer and evaluate and review the compensation of other key executives. The committee’s procedure for determining director compensation is to benchmark director compensation against compensation paid by similar asset size peer financial institutions. The committee also encourages stock ownership by directors by directing that the annual retainer be paid in our common stock and by facilitating the use of monthly board fees for the purchase of additional shares of our common stock. The committee’s charter does not permit the committee to delegate its authority. During 2015, the committee retained Strategic Compensation Planning, Inc. as its independent compensation consultant with respect to advising the committee on best practices in the community banking industry, including best practices for executive compensation and director fees.

Board Leadership Structure and Risk Oversight

The board of directors currently separates the role of Non-Executive Chairman of the Board of Directors from the role of President and Chief Executive Officer. We believe that the separation of these roles, while not always necessary, is appropriate in the current economic and regulatory environment in which ASRV operates. We believe that the President and Chief Executive Officer should primarily focus on managing ASRV’s operations in a manner that executes its corporate strategy. Conversely, we believe that our Non-Executive Chairman of the Board of Directors should primarily focus on leading the board’s oversight of corporate governance matters, monitoring the progress and effectiveness of the President and Chief Executive Officer and management in implementing the company’s corporate strategy, and ensuring that the board is receiving, with sufficient frequency, the information it requires to act effectively, including providing proper risk oversight.

Although our Non-Executive Vice Chairman leads our board’s risk oversight processes, we believe that each member of our board of directors in his or her fiduciary capacity has a responsibility to monitor and manage risks faced by ASRV. At a minimum this requires the members of our board of directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to ASRV are monitored by the board of directors through its review of ASRV’s compliance with regulations set forth by its regulatory authorities, including the Pennsylvania Department of Banking and Securities, the Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation, and recommendations contained in regulatory examinations.

We believe risk oversight is a responsibility for each member of the board of directors. Each of our committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the board of directors on its findings. For example, the investment/ALCO committee regularly monitors ASRV’s exposure to certain investment risks, such as the effect of interest rate or liquidity changes, while our audit committee monitors ASRV’s exposure to certain reputational risks by establishing and evaluating the effectiveness of the company programs to report and monitor fraud and by monitoring ASRV’s internal controls over financial reporting. Our compensation committee’s role in monitoring the risks related to our compensation structure is discussed in further detail in the section titled “Our Compensation Policies and Risk” below.

Additionally, our board enterprise risk committee, which coordinates the board’s oversight of enterprise risks by working with the other committees of the board to avoid the duplication of efforts, met two times during 2015. The primary responsibility of the board enterprise risk committee is to oversee the company’s enterprise risk management activities on behalf of the board and report the results of their activities to the board, including executive management’s assessment of key systemic risks facing the company and executive management’s structure and processes established to identify, measure, monitor, and manage risks. This committee is made up of the chairs of the board committees responsible for risk oversight.

Compensation Committee Interlocks and Insider Participation

Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, DeVos, Sargent and Slater are excluded from participation in any plan administered by the compensation committee while serving as a member of such committee, except for participation in the Independent Directors’ Annual Retainer Plan (the committee’s administration of which is limited to coordinating the payment of a predetermined retainer), a non-employee director deferred compensation plan, and the ASRV 2011 Stock Incentive Plan, which was previously approved by shareholders on April 26, 2011.

None of our executive officers serves as a member of the board of directors, or on the compensation committee, of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Officers

Our current executive officers and certain biographical information regarding them, other than Mr. Stopko, whose information is included under “Matter No. 1 – Election of ASRV Directors,” is listed below. All data is as of the date of this proxy statement.

Michael D. Lynch, age 55, Senior Vice President, Chief Financial Officer and Chief Investment Officer of AmeriServ Financial, Inc. Mr. Lynch became Senior Vice President, Chief Financial Officer and Chief Investment Officer on March 19, 2015. Mr. Lynch had been interim Chief Financial Officer of AmeriServ Financial, Inc. from January 15, 2015 until such appointment, following the promotion of Mr. Stopko. Mr. Lynch has served as Senior Vice President and Chief Investment and Risk Officer of AmeriServ since 2013. Prior to 2013, he had been Vice President and Chief Investment and Risk Officer of AmeriServ from 2005 to 2013.

James T. Huerth, age 54, President and Chief Executive Officer of AmeriServ Trust and Financial Services Company. Effective February 19, 2016, Mr. Huerth was appointed the President and Chief Executive Officer of AmeriServ Trust and Financial Services Company. Until such appointment, Mr. Huerth was the President and Chief Executive Officer of AmeriServ Financial Bank since March 19, 2015, positions which he had held on an interim basis since January 9, 2015 following the resignation of Mr. Wilson. Prior to this appointment, Mr. Huerth had served as Executive Vice President and Chief Commercial Banking Officer of the Bank since 2009. Mr. Huerth was Director of Corporate Banking, Senior Executive Vice President of StellarOne from 2008 to 2009, and President and CEO and a member of the board of directors of Planters Bank and Trust Co. from 2004 to 2008.

Executive Compensation

Introduction.

The compensation committee administers our executive compensation program. The committee, which is composed entirely of independent directors, operates under a written charter and is responsible for determining the compensation of the President and Chief Executive Officer (the “CEO”) and, with the recommendations of the CEO, evaluating and reviewing the compensation of the other executive officers identified in the Summary Compensation Table that appears following this “Executive Compensation” (we refer to the CEO and the other executive officers identified in that table collectively as the “Named Executive Officers”), for administering our incentive compensation programs (including our stock incentive plan), for approving and overseeing the administration of our employee benefits programs, for providing insight and guidance to management with respect to employee compensation generally, and for reviewing and making recommendations to the board with respect to director compensation. The committee also received input and guidance from its independent compensation consultant, Strategic Compensation Planning, Inc., which does not provide services to management and had no relationships with management prior to its engagement by the committee.

The compensation committee annually reviews the adequacy of its charter and recommends changes to the board for approval. The compensation committee meets at scheduled times during the year and also acts upon occasion by written consent. The chair of the committee reports on committee activities and makes committee recommendations at meetings of the board of directors.

Senior Leadership Changes

Effective January 9, 2015, Glenn L. Wilson resigned from his positions as President and Chief Executive Officer and member of our board of directors and from all director, committee membership, officer and other positions that he has with each of our subsidiaries. As a result, during 2015, we made the following changes to our senior leadership team:

•	Jeffrey A. Stopko was promoted to our President and Chief Executive Officer;

•	Michael Lynch was promoted to our Senior Vice President, Chief Financial and Chief Investment Officer;

•	James T. Huerth was promoted to President and Chief Executive Officer of AmeriServ Financial Bank; and

•	Gregor T. Young remained President and Chief Executive Officer of AmeriServ Trust and Financial Services. Mr. Young’s employment was subsequently terminated on February 19, 2016.

Compensation Philosophy.

Our executive compensation programs seek to achieve and maintain equity with respect to balancing the interests of shareholders and executive officers, while supporting our need to attract and retain competent executive management. Toward this end, the compensation committee has developed an executive compensation policy, along with supporting executive compensation plans and programs, which are intended to attain the following objectives:

•	emphasize the enhancement of shareholder value;

•	support the acquisition and retention of competent executives;

•	deliver the total executive compensation package in a cost-effective manner;

•	reinforce key business objectives;

•	provide competitive compensation opportunities for competitive results;

•	encourage management ownership of our common stock; and

•	comply with applicable regulations.

The committee collects and analyzes comparative executive compensation information from relevant peer groups, approves executive salary adjustments, recommends executive discretionary incentive/bonus plans, and administers our 2011 Stock Incentive Plan. Additionally, from time to time, the committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning.

The committee uses comparisons of competitive executive pay practices taken from banking industry compensation surveys and, from time-to-time, consultation with independent executive compensation advisors. Peer groups and competitive compensation practices are determined using executive compensation packages at bank holding companies and subsidiaries of comparable size to us and our subsidiaries. However, the committee does not maintain a specific target percentile with respect to this peer group in determining executive compensation levels. A selection of national information is used for comparative compensation survey data, including data from a peer group of small-cap bank holding companies in our geographic area. The peer group is periodically revised, and for 2015 compensation decisions the group consisted of the following companies: ACNB Corporation, Franklin Financial Services Corporation., Peoples Financial Services Corp., Chemung Financial Corporation, Codorus Valley Corporation, First United Corporation, Farmers National Banc Corp., Citizens & Northern Corporation, Bryn Mawr Bank Corp., Orrstown Financial Services, Inc., ESSA Bancorp, CNB Financial Corp., BCB Bancorp and Civista Bancshares.

Our executive compensation policy is designed to encourage decisions and actions that have a positive impact on overall corporate performance. For that reason, participation is focused on executive officers who have the greatest opportunity to influence the achievement of strategic corporate objectives.

We use two components of the executive compensation program to establish and maintain the desired relationship between executive pay and performance.

The first component, the formal performance appraisal system, relates to annual salary adjustments. We establish quantitative and qualitative performance factors for each executive position, and annually evaluate the performance of the executive against these standards. We then integrate this appraisal with market-based adjustments to salary ranges to determine if a base salary increase is merited.

The second component of ensuring the desired relationship between executive pay and performance relates to the committee’s role in administering the 2011 Stock Incentive Plan and recommending executive discretionary cash incentive/bonus awards. The committee recommends to the board of directors cash and equity at-risk compensation awards when, in the judgment of committee members, such awards are justified by the performance of executive officers in relation to our performance with due regard for the level of risk assumed by the company.

The accounting and tax treatment of particular forms of compensation do not materially affect the committee’s compensation decisions. However, the committee evaluates the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.

Components of Compensation.

For 2015, the elements of total compensation for the Named Executive Officers are comprised of the following:

•	base salary;

•	incentive opportunities under our cash and stock-based incentive compensation program;

•	awards under our 2011 Stock Incentive Plan;

•	benefits under our pension plan;

•	benefits under our health and welfare benefits plans; and

•	certain limited perquisites.

1. Base Salary. The compensation committee reviews the base salaries of the Named Executive Officers on an annual basis as well as in the event of any promotion or significant change in job responsibilities. The committee reviews peer group data to establish a market-competitive executive base salary program, combined with a formal performance appraisal system that focuses on awards that are integrated with strategic corporate objectives. Salary income for each Named Executive Officer is reported in Column (b) of the Summary Compensation Table, which appears following this Compensation Discussion and Analysis.

2. Incentive Cash and Stock Compensation. We have an established, written executive incentive compensation plan, our Executive At-Risk Incentive Compensation Plan, which generally provides for cash and stock awards for the achievement of corporate performance goals, weighted 75%, and individual performance goals, weighted 25%. In order to receive a payment under the plan, a participant has to be employed on the date of payout. Because Mr. Young’s employment was terminated on February 19, 2016, he was not entitled to a payment under the plan. With respect to the corporate performance goals for 2015, we based incentive award opportunities on both an annual company-wide budgeted return on assets (“ROA”) target of 0.50% and 60% of the average ROA for the previously named peer group, after excluding the highest and lowest performer. The maximum bonus targets for 2015 were 30%, 21% and 28% of base salary for Messrs. Stopko, Lynch and Huerth, respectively. The committee believes it set the performance measures for 2015 such that the performance goals were aggressive and, therefore, were reasonably difficult to attain. Based upon publicly reported results for the year ended December 31, 2015 (or nine months ended September 30, 2015 if information was not yet available), we achieved an ROA of 0.54% with the peer group target being 0.48%, achieving a payout of 38.17% of the maximum bonus target for each named executive officer employed on the date of such payout. All awards are subject to recovery by us in the event the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

3. Incentive Stock Option Awards. We use the grant of stock options under our 2011 Stock Incentive Plan as the primary vehicle for providing long-term incentive compensation opportunities to our senior officers, including the Named Executive Officers. The 2011 Stock Incentive Plan provides for the grant of restricted stock awards and qualified and non-qualified stock options. We grant all stock options with a per share exercise price that is not less than 100% of the fair market value of such shares on the date that the option is granted. Accordingly, grantees will not obtain any value from the option grant under the 2011 Stock Incentive Plan unless the market price of our common stock increases after the date of grant. The 2011 Stock Incentive Plan is designed to provide at-risk (incentive) compensation that aligns management’s financial interests with those of our shareholders, encourages management ownership of our common stock, supports the achievement of corporate short and long-term financial objectives, and provides competitive equity reward opportunities. We have not adopted any specific policy regarding the amount or timing of any stock-based compensation under the 2011 Stock Incentive Plan. Information concerning the number of options held by each Named Executive Officer as of December 31, 2015, is set forth in the Outstanding Equity Awards at Fiscal Year-End Table, which appears below.

4. Pension Plan and Deferred Compensation Plan. We maintain a defined benefit pension plan for the benefit of our employees, including the Named Executive Officers. Benefits under the plan are based upon an employee’s years of service and highest average compensation for a five-year period. The 2015 increase in the actuarial present values of each Named Executive Officer’s accumulated benefit under the plan is set forth in Column (g) of the Summary Compensation Table which appears below and the actuarial present value of each Named Executive Officer’s accumulated benefit under the plan and the aggregate number of years of service credited to each Named Executive Officer is set forth in the Pension Benefits Table which appears below. The compensation committee believes that this plan promotes employee and executive officer retention and permits us to maintain a competitive position and attract talented officers and employees. Effective January 1, 2013, we amended the defined benefit pension plan to provide that employees hired on or after that date are not eligible to participate. Instead, such employees are eligible to participate in a qualified 401(k) retirement plan. All of the Named Executive Officers continue to participate in the defined benefit pension plan under the old plan provisions.

We also maintain the AmeriServ Financial Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), under which participants who are among a select group of management or highly compensated employees (including our Named Executive Officers) may elect to defer receipt of all or a portion of any annual incentive bonus and/or salary payable to such participants with respect to a fiscal year. Under the Deferred Compensation Plan, which was effective January 1, 2015, each participant may make an irrevocable deferral election before the beginning of the fiscal year to which such compensation relates. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, commencing within thirty days following either (i) their separation of service or disability, or (ii) a specified date. Participants may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based.  Participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. Each participant is always 100% vested in their investment accounts. The Deferred Compensation Plan is a non-qualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of the Company’s creditors. Information about our Named Executive Officers participation in the Deferred Compensation Plan for 2015 can be found below under the caption “Nonqualified Deferred Compensation Plan.”

5. Health and Welfare Benefits. We provide health, life, and disability insurance, and other employee benefits programs to our employees, including the Named Executive Officers. The compensation committee is responsible for overseeing the administration of these programs and believes that our employee benefits programs should be comparable to those maintained by other members of our peer group so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. We provide these employee benefits plans on a non-discriminatory basis to all employees.

6. Perquisites. ASRV provides some of its Named Executive Officers with additional benefits not available to our other employees. For example, as set forth in the footnotes to our Summary Compensation Table, which appears below, some of our Named Executive Officers receive reimbursements for the purchase or lease of, and the operation expenses for, a motor vehicle and for country club membership fees and dues. The compensation committee believes that these perquisites are offered by its competitors for talented executive officers and allow ASRV to remain competitive in attracting and retaining talented executive officers.

2015 Executive Officer Compensation.

For 2015, we increased the Named Executive Officers’ base salaries in order to, among other things, maintain their compensation at a competitive level. The independent compensation consultant reviewed with the committee the compensation levels of each of the Named Executive Officers and those from the previously identified peer group. The independent compensation consultant also examined with the committee the pay practices from other Pennsylvania, New York, New Jersey, and Ohio based financial institutions with assets between $1 billion and $2 billon, with data from the Economic Research Institute used to normalize the information for Johnstown, Pennsylvania. The compensation committee also considered a number of factors in setting these new levels, including the Named Executive Officer’s annual performance review, an annual review of peer compensation, and the overall performance of the company.

As part of our compensation program, we entered into agreements with Messrs. Stopko, Lynch, Huerth, and Young, pursuant to which they will be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. The change in control agreement with Mr. Lynch was entered into on February 17, 2016. See “Employment Contracts and Payments Upon Termination or Change in Control” below for a more detailed description of these events. We believe that this structure will help: (i) assure the executives’ full attention and dedication to the company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the executives’ objectivity for shareholders’ interests, (iii) assure the executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key talent during uncertain times.

Our Compensation Policies and Risk.

The compensation committee discussed, evaluated, and reviewed with our chief risk officer all of the company’s employee compensation programs in light of the risks posed to us by such programs.  The compensation committee also discussed, evaluated, and reviewed with the our chief risk officer all of the compensation programs in which the Named Executive Officers participate to assess whether any aspect of these programs create risks that are reasonably likely to have a material adverse effect on us. The compensation committee met with our chief risk officer in February and November 2015 with respect to the foregoing.

At the conclusion of this review, the compensation committee determined that our compensation programs for our Named Executive Officers do not create risks that are reasonably likely to have a material adverse effect on us.

Restatement of Financial Statements.

The compensation committee is of the view that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any Named Executive Officer) where the award was based upon our achievement of specified financial goals and it is subsequently determined following a restatement of our financial statements that the specified goals were not in fact achieved. There has been no restatement of our financial statements, and, therefore, there have been no retroactive adjustments of any cash or equity-based incentive award on such a basis.

Compensation Paid to Executive Officers

The following table sets forth information for the years ended December 31, 2013, 2014 and 2015 concerning the compensation of our Named Executive Officers for services in all capacities to us and our subsidiaries.

SUMMARY COMPENSATION TABLE

Name, Age and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

Jeffrey A. Stopko	2015	285,000	0	7,849	6,700	23,548	57,000	17,853	397,950
President and CEO	2014	205,518	0	0	21,000	0	66,551	9,654	302,723
of ASRV	2013	195,258	0	5,741	5,277	17,222	28,520	6,304	258,322

Michael D. Lynch	2015	154,506	0	2,979	3,350	8,936	42,002	2,782	214,555
Senior Vice President,
CFO & Chief Investment
Officer of ASRV and
AmeriServ Financial Bank

James T. Huerth	2015	250,080	0	6,428	5,025	19,285	46,595	14,826	342,239
President	2014	201,897	0	0	21,000	0	47,980	11,931	282,808
and CEO of	2013	190,633	0	5,605	5,171	16,814	29,381	12,815	260,419
AmeriServ Financial Bank

Gregor T. Young, IV, JD (4)	2015	252,006	0	0	0	0	68,335	8,726	329,067
President and CEO of	2014	244,510	0	0	21,000	0	74,129	17,996	357,635
AmeriServ Trust and	2013	238,132	0	10,645	5,162	31,934	53,553	20,324	359,750
Financial Services
Company

Glenn L. Wilson (5)	2015	10,260	0	0	0	0	0	1,479	11,739
Former President and CEO	2014	378,325	0	0	0	0	76,364	24,100	478,789
of ASRV and	2013	368,333	0	10,877	13,548	32,632	53,545	16,285	496,285
AmeriServ Financial Bank

(1)	Represents the grant date fair value, computed in accordance with FASB A.S.C. Topic 718, of stock and option awards earned under the Executive At-Risk Incentive Compensation Plan for 2015 and 2013 and under the 2011 Stock Incentive Plan for 2013, 2014 and 2015. See the discussion in our Annual Report on Form 10-K for the year ended December 31, 2015, for a discussion of the assumptions and methodologies used to calculate the amounts in this column.

(2)	Certain of our Named Executive Officers achieved the performance goals under the Executive At-Risk Incentive Compensation Plan for 2015, which was payable in cash and shares of our common stock.

(3)	For 2015, includes, as applicable, (a) premiums we pay for life insurance policies with coverage limits above $50,000 for each of Messrs. Stopko, Lynch, Huerth, and Young; (b) country club dues for Messrs. Stopko, Huerth and Wilson; (c) the aggregate incremental cost of company-provided automobile for Messrs. Stopko, Huerth ,Young, and Wilson; and (d) our 401(k) plan matching contributions for each of Messrs. Stopko, Lynch, Huerth and Young.

(4)	On February 19, 2016, Mr. Young’s employment was terminated.

(5)	On January 9, 2015, Mr. Wilson resigned from his position as our President and Chief Executive Officer and member of our board of directors and from all director, committee membership, officer and other positions that he had with each of our subsidiaries.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Jeffrey A. Stopko	6,000	0		0	$1.70	2020
	3,000	0		0	$2.28	2021
	11,403	0		0	$2.75	2022
	4,343	2,172	(1)	0	$3.23	2023
	8,333	16,667	(2)	0	$3.18	2024
	0	10,000	(4)	0	$2.96	2025

Michael D. Lynch	2,058	0		0	$2.75	2022
	707	354	(2)	0	$3.23	2023
	0	5,000	(4)	0	$2.96	2025

James T. Huerth	7,500	0		0	$1.73	2020
	7,500	0		0	$1.73	2020
	3,000	0		0	$2.28	2021
	11,402	0		0	$2.75	2022
	4,256	2,128	(1)	0	$3.23	2023
	8,333	16,667	(2)	0	$3.18	2024
	0	7,500	(3)	0	$2.96	2025

Gregor T. Young, IV, JD	10,000	0		0	$2.07	2020
	10,000	0		0	$2.07	2020
	3,000	0		0	$2.28	2021
	10,997	0		0	$2.75	2022
	4,248	2,125	(1)	0	$3.23	2023
	8,333	16,667	(2)	0	$3.18	2024

James T. Huerth	7,500	0		0	$1.73	2020
	7,500	0		0	$1.73	2020
	3,000	0		0	$2.28	2021
	11,402	0		0	$2.75	2022
	4,256	2,128	(1)	0	$3.23	2023
	8,333	16,667	(2)	0	$3.18	2024
	0	7,500	(3)	0	$2.96	2025

Glenn L. Wilson	-	-		-	-	-

(1)	Vests on March 15, 2016.

(2)	½ vest on each of February 19, 2016 and February 19, 2017.

(3)	1/3 vests on each of March 19, 2016, March 19, 2017 and March 19, 2018.

(4)	Vests on March 19, 2016.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during the fiscal year ended December 31, 2015.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jeffrey A. Stopko	-	-	-	-
Michael D. Lynch	-	-	-	-
James T. Huerth	-	-	-	-
Gregor T. Young, IV, JD	-	-	-	-
Glenn L. Wilson	80,329	88,299	-	-

Pension Benefits

The following table sets forth information concerning plans that provide for payments or other benefits at, following, or in connection with, retirement for each Named Executive Officer.

PENSION BENEFITS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Jeffrey A. Stopko	Defined Benefit Plan	29	423,213	0
Michael D. Lynch	Defined Benefit Plan	33	239,978	0
James T. Huerth	Defined Benefit Plan	6	211,893	0
Gregor T. Young, IV, JD	Defined Benefit Plan	6	347,355	0
Glenn L. Wilson (2)	Defined Benefit Plan	5	0	357,592

(1)	The present value of accumulated benefits was calculated with the following assumptions. Retirement occurs at age 65. At that time, the participants take a lump sum based on the accrued benefit as of December 31, 2015. The lump sum is calculated using an interest rate of 6.00% and the IRS 2015 applicable mortality table for IRC Section 417(e). The lump sum is discounted to December 31, 2015, at a rate of 4.20% per year.

(2)	Mr. Wilson resigned from employment as of January 9, 2015 and received a lump sum distribution of his pension plan benefit pursuant to the plan.

Benefits described in the foregoing table relate to the qualified defined benefit retirement plan that we provide to all our employees. Remuneration for pension benefit purposes is total cash remuneration paid to an employee for a calendar year, including base salary, wages, commissions, overtime, bonuses and any other form of extra cash compensation and any pre-tax contributions under a qualified retirement or cafeteria plan. An employee’s benefit is determined based on the employee’s final average compensation, which means the average annual compensation received by an employee in five consecutive years out of the last ten years before the employee’s termination of employment for which the average annual compensation is highest.

Mr. Lynch is eligible for early retirement as of December 1, 2015 because he is at least 55 years old and has 10 years of credited service. The early retirement benefit is equal to the accrued normal retirement benefit reduced five-ninths of one percent (5/9%) per month for each of the first five years and five--eighteenths of one percent (5/18%) per month for each of the next five years by which the commencement date of the pension precedes the normal retirement date.

Retirement benefits under the pension plan are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefits are available in actuarially equivalent amounts.

Nonqualified Deferred Compensation Plan

Set forth below is information regarding our named executive officers’ participation in the AmeriServ Financial Executive Deferred Compensation Plan.

Nonqualified Deferred Compensation ‒ 2015

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)

James T. Huerth	25,008	-	(633)	-	24,375

Employment Contracts and Payments Upon Termination or Change in Control

We enter into employment contracts and change in control agreements with certain of our employees, including the Named Executive Officers, when we determine that an employment or change in control agreement is warranted in order to ensure the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where it is determined it is necessary in light of the prior experience of the executive or our practices with respect to other similarly situated employees.

Mr. Stopko’s Employment Agreement

In connection with Mr. Stopko’s appointment on March 19, 2015 (the effective date) as President and Chief Executive Officer of AmeriServ, on April 27, 2015, we entered into an employment agreement with Mr. Stopko, which is for a period of two years from the effective date and shall automatically renew for one year thereafter unless one party provides the other party a written non-renewal notice at least ninety days in advance of the end of such period. The employment agreement provides that Mr. Stopko must maintain a primary residence during his employment term in our primary market area and generally provides that Mr. Stopko may not compete with our business for at least two years following termination of his employment or solicit any of its employees, consultants, customers, clients, or vendors for at least one year following termination of his employment.  Under his employment agreement, Mr. Stopko is entitled to, among other things: (i) an annual base salary of $285,000, which is not eligible for consideration of a merit increase until calendar year 2016, (ii) participate in our health insurance and life insurance benefit plans, defined benefit program, 401(k) plan and long-term disability benefit plan, (iii) be eligible to receive annual bonuses, in such amounts and at such times, if any, as may be approved by our Board of Directors in accordance with the Executive At-Risk Compensation Plan as a level one participant, with such annual payment not to exceed thirty percent of Mr. Stopko’s base salary, and (iv) certain other perquisites related to personal time, use of a vehicle owned or leased by us, and country club membership expenses. Consistent with his employment agreement, on March 19, 2015, we granted Mr. Stopko a stock option to purchase 10,000 shares of common stock with an exercise price based upon the fair market value as of the grant date, which shall completely vest on the first anniversary of the date of grant and have a term of 10 years from the date of grant.

The employment agreement and Mr. Stopko’s employment may be terminated for cause (as defined in the employment agreement) by written notice from us. If the employment agreement is terminated for cause, Mr. Stopko’s rights under the employment agreement terminate as of the effective date of termination. The employment agreement also terminates without further payments to Mr. Stopko as of the termination date, in the event of his voluntary termination of employment (other than as specified following a change in control as defined in the employment agreement), retirement at his election, death or disability (as defined in the employment agreement). Mr. Stopko agrees that, in the event his employment under the employment agreement is terminated for any reason, he shall concurrently resign as our director and a director of any of our respective affiliates if he is then serving as a director of any such entities.

In the event that Mr. Stopko’s employment is either involuntarily terminated other than for cause or disability in the absence of a change in control (as defined in the employment agreement), he will continue to receive his monthly base salary in effect on the date of termination for a period of twenty-four months and health insurance benefits substantially similar to those which Mr. Stopko was receiving immediately prior to the date of termination for the two year period immediately following the date of termination; provided that Mr. Stopko shall be responsible for the payment of premiums for such benefits in the same amount as our active employees.

In the event that, following a change in control, either Mr. Stopko’s employment is terminated involuntarily other than for cause or disability or Mr. Stopko resigns after the occurrence of certain specified occurrences described below, Mr. Stopko will generally receive a cash lump-sum payment within thirty days following his termination in an amount equal to 2.99 times his annual base salary then in effect. In addition, for a period of three years following termination, we will arrange to provide Mr. Stopko with health insurance benefits substantially similar to those which Mr. Stopko was receiving immediately prior to the date of termination effect; provided that Mr. Stopko shall be responsible for the payment of premiums for such benefits in the same amount as our active employees.

The additional specified circumstances include:

•	a reduction in his title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities, or authority as such may have been increased from time to time during the term of the employment agreement, which results in a material negative change to Mr. Stopko in the employment relationship;

•	the assignment of Mr. Stopko to duties inconsistent with his office as existed on the day immediately prior to the date of a change in control, which results in a material negative change to Mr. Stopko in the employment relationship;

•	a reduction in Mr. Stopko’s annual base salary in effect on the day immediately prior to the date of the change in control;

•	a termination of Mr. Stopko’s participation, on substantially similar terms, in any of our incentive compensation or bonus plans in which Mr. Stopko participated immediately prior to the change in control, or any change or amendment to any of the substantive provisions of any of such plans which would materially decrease the potential benefits to Mr. Stopko under any of such plans;

•	a failure by us to provide Mr. Stopko with benefits at least as favorable as those enjoyed by Mr. Stopko under any of our pension, life insurance, medical, health and accident, disability or other employee plans in which Mr. Stopko participated immediately prior to the change in control, or the taking of any action by us that would materially reduce any of such benefits in effect at the time of the change in control, unless such reduction relates to a reduction in benefits applicable to all employees generally; or

•	our material breach of the employment agreement.

The employment agreement provides that, in the event that any amounts or benefits payable to Mr. Stopko under the employment agreement as a result of his termination of employment, when added to other amounts or benefits which may become payable to him by us, would be subject to an excise tax, the amounts and benefits payable under the employment agreement shall be reduced to such extent as may be necessary to avoid such imposition.

The employment agreement generally defines the term “change in control” as the occurrence of any of the following during the term of the employment agreement:

•	any “person” or “group” which is not an affiliate of AmeriServ (as those terms are defined or used in Section 13(d) of the Exchange Act), as enacted and in force on the date of the employment agreement) is or becomes the “beneficial owner” (as that term is defined in Rule 13d under the Exchange Act, as enacted and in force on the date of the employment agreement) of our securities representing fifty percent (50%) or more of the combined voting power of our securities then outstanding; or

•	there occurs a merger, consolidation, share exchange, division or other reorganization involving us and another entity which is not our affiliate in which our shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of our assets to another entity or other person which is not our affiliate.

The employment agreement generally defines the term “cause” as:

•	a material breach of the employment agreement by Mr. Stopko that is not cured by Mr. Stopko within thirty days following the date he received written notice from us of our intent to terminate his employment for cause as a result of such material breach;

•	Mr. Stopko’s commission of any act involving dishonesty or fraud or conduct, whether or not said act brings us into public disgrace or disrepute in any respect, including but not limited to acts of dishonesty or fraud, commission of a felony or a crime of moral turpitude;

•	gross negligence or willful misconduct by Mr. Stopko with respect to us or Mr. Stopko’s continuing and unreasonable refusal to substantially perform his duties with us as specifically directed by the Board; or

•	Mr. Stopko’s abuse of drugs, alcohol, or other controlled substances if Mr. Stopko has refused treatment for such substance abuse or has failed to successfully complete treatment for such substance abuse within the past twelve months.

In connection with the employment agreement, a termination for “good reason” will be considered to have occurred if such termination occurs absent a change in control and is on account of a reduction in the Executive’s annual base salary except for (i) across-the-board salary reductions similarly affecting all our salaried employees; or (ii) across-the-board salary reductions similarly affecting all our senior executive officers. Mr. Stopko’s right to terminate employment for good reason is subject to the following conditions: (a) any amounts payable upon a good reason termination shall be paid only if Mr. Stopko actually terminates employment within two years following the initial existence of the good reason event and (b) Mr. Stopko must provide written notice to us of the good reason event within ninety days of the initial existence of the event and we must be given at least thirty days to remedy such situation.

Mr. Huerth’s Employment Agreement

Effective May 17, 2010, the Bank entered into an employment agreement with Mr. Huerth. Mr. Huerth’s agreement is materially identical to Mr. Stopko’s except that the initial term of Mr. Huerth’s agreement is for one year, his initial annual salary is $175,000, he is entitled to four weeks of annual vacation, and he received two stock option awards of 7,500 shares each.

Mr. Young’s Employment Agreement

Effective March 29, 2010, the Trust Company entered into an employment agreement with Mr. Young. Mr. Young’s agreement is materially identical to Mr. Stopko’s except that the initial term of Mr. Young’s agreement is for one year, his initial annual salary is $225,000, and he received two stock option awards of 10,000 shares each.

The table below summarizes the payments the Named Executive Officers, other than Mr. Wilson, whose actual payments are reflected above, would receive if they were terminated as of, or a change in control occurred on, December 31, 2015.

				Before Change in Control		After Change in Control
		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason

Jeffrey A. Stopko	Severance (1)	$0	$0	$566,041	$566,041	$852,150	$852,150
	Welfare continuation (2)	$0	$0	$30,959	$30,959	$46,283	$46,283
	Value of accelerated stock options	$0	$0	$0	$0	$2,733	$2,733
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$(253,591)	$(253,591)
	Total	$0	$0	$597,000	$597,000	$647,576	$647,576

Michael D. Lynch	Value of accelerated stock options	$0	$0	$0	$0	$1,200	$1,200
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$1,200	$1,200

James T. Huerth	Severance (1)	$0	$0	$187,560	$0	$500,160	$500,160
	Additional retirement benefit payment	$0	$0	$0	$0	$53,785	$53,785
	Welfare continuation (2)	$0	$0	$10,454	$0	$41,504	$41,504
	Value of accelerated stock options	$0	$0	$0	$0	$2,133	$2,133
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$198,014	$0	$597,582	$597,582

Gregor T. Young, IV	Severance (1)	$0	$0	$252,006	$0	$753,499	$753,499
	Additional retirement benefit payment	$0	$0	$0	$0	$75,578	$75,578
	Welfare continuation (2)	$0	$0	$15,531	$0	$46,284	$46,284
	Value of accelerated stock options	$0	$0	$0	$0	$333	$333
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$(112,066)	$(112,066)
	Total	$0	$0	$267,538	$0	$763,628	$763,628

(1)	For severance and welfare continuation payment calculation, and time and form of such payments, see “Employment Contracts and Payments Upon Termination or Change in Control.”

(2)	Assumes no increase in the cost of welfare benefits.

Compensation of Directors

The following table sets forth information concerning compensation that we or the Bank or the Trust Company paid or accrued to each non-employee member of our board of directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total
J. Michael Adams, Jr.	$32,300	$9,000	$-	$-	$-	$-	$41,300
Allan R. Dennison	$48,000	$9,000	$-	$-	$-	$-	$57,000
Daniel R. DeVos	$38,450	$9,000	$-	$-	$-	$-	$47,450
Bruce E. Duke, III,M.D.	$24,950	$9,000	$-	$-	$-	$-	$33,950
James M. Edwards, Sr.	$20,850	$9,000	$-	$-	$-	$-	$29,850
Craig G. Ford	$84,000	$9,000	$-	$-	$-	$-	$93,000
Kim W. Kunkle	$34,250	$9,000	$-	$-	$-	$-	$43,250
Margaret A. O’Malley	$30,250	$9,000	$-	$-	$-	$-	$39,250
Mark E. Pasquerilla	$27,600	$9,000	$-	$-	$-	$-	$36,600
Sara A. Sargent	$41,750	$9,000	$-	$-	$-	$-	$50,750
Thomas C. Slater	$35,150	$9,000	$-	$-	$-	$-	$44,150
Robert L. Wise	$17,700	$17,400	$-	$-	$-	$-	$35,100

(1)	Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of stock awards earned under our 2011 Stock Incentive Plan. See the discussion in our Annual Report on Form 10-K for the year ended December 31, 2015, for a discussion of the assumptions and methodologies used to calculate the amounts in this column. All non-employee independent directors received an annual retainer of $9,000 payable in shares of our common stock. All directors received 2,727 shares of our common stock pursuant to this arrangement on May 19, 2015. Board meeting and committee meeting attendance fees are paid in cash. Mr. Wise has directed ASRV to apply a portion of his board fees that would otherwise be received in cash to the purchase of shares of our common stock.

(2)	Other than Mr. Ford, no director has any outstanding options to purchase our common stock. Mr. Ford currently has options to purchase 40,000 shares of our common stock, which are fully exercisable.

In 2015, all ASRV and Bank board meetings were held jointly, but with separate agendas and minutes. During 2015, non-employee directors received $750 for each joint ASRV and Bank board meeting attended and received $600 for their attendance at certain committee meetings of the ASRV and Bank board of directors. In 2015, each committee Chair received an annual retainer of $2,000 in addition to the committee meeting fee. However, directors frequently were not compensated for specially called committee meetings, telephonic meetings, or committee meetings convened for a limited purpose, such as the audit committee’s review of quarterly earnings releases. Mr. Ford, in connection with his service as non-executive Chairman of the Board of Directors of ASRV and the Bank received monthly retainers of $7,000. Additionally, Mr. Dennison, in connection with his service as non-executive Vice Chairman of the Board of Directors of ASRV and the Bank received monthly retainers of $4,000.

Messrs. Adams, Dennison, Edwards, Ford, Kunkle, and Wise, and Mses. O’Malley and Sargent are also directors of the Trust Company. Directors serving on the board of directors of the Trust Company received $750 for each board of directors meeting attended, except for Messrs. Ford and Dennison.

Messrs. Adams and Wise also serve on the board of directors of West Chester Capital Advisors, a wholly-owned subsidiary of the Bank, for which each receives $750 for each board of directors meeting attended.

Director Deferred Compensation Plan

Under the Deferred Compensation Plan for Directors of AmeriServ Financial, Inc., which we refer to as the “Director Plan,” each director may defer receipt of all or a portion of any cash fees that are payable to the director for service on our board of directors or that of our affiliate. Deferred fees either (i) accrue simple interest daily from the date of the deferral election until the date of distribution at an annual rate of return determined by the administrator of the Director Plan, in its sole discretion, or (ii) in the discretion of the administrator of the Director Plan, achieve a pre-tax rate of return based upon the participant’s selection among various investment options from the date of the deferral election until the date of distribution. Each participant is 100% vested with respect to the amounts deferred and any earnings with respect to such deferral. The Director Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

MATTER NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On April 16, 2015, the audit committee of our board of directors extended the engagement of S.R. Snodgrass P.C. to provide audit, tax, SSAE 16 and benefit plan audit services for the years ending on December 31, 2016 and 2017. S.R. Snodgrass PC has audited our consolidated financial statements as of and for the year ended December 31, 2015. The report on those consolidated financial statements appears in the Annual Report to Shareholders. Representatives of S.R. Snodgrass PC are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

The following table sets forth the aggregate fees billed to us by S.R. Snodgrass PC for the fiscal years ended December 31, 2015 and December 31, 2014.

	2015	2014

Audit Fees	241,733	$258,936
Audit-Related Fees	112,616	110,449
Tax Fees	42,000	34,500
All Other Fees	25,013	27,503

“Audit Fees” include fees for audit services associated with the annual core audit and expenses associated with on-going compliance with the Sarbanes-Oxley Act of 2002. This category also includes fees associated with the quarterly reviews of Form 10-Q and HUD procedures audit.

“Audit-Related Fees” includes fees associated with the SSAE 16 examination issued by the Trust Company, the audit of the 401(k) profit sharing plan, an audit of certain common and collective funds of the Trust Company, a student loan audit required by the Department of Education, and surprise custody examination of procedures for our registered investment advisory subsidiary.

“Tax Fees” includes tax preparation, tax compliance and tax advice.

“All Other Fees” include an information technology network security assessment.

The audit committee’s Pre-Approval Policy is available on the company’s website at www.ameriserv.com/investor-relations/corporate-governance.

The audit committee pre-approves all audit and legally permissible non-audit services provided by S.R. Snodgrass PC in accordance with the pre-approval policies and procedures adopted by the committee at its meeting on August 4, 2015. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approved services include pre-approval of non-prohibited services for a limited dollar amount. A list of the prohibited non-audit services as defined by the Securities and Exchange Commission (SEC) is attached to the pre-approval policy. The SEC’s rule and relevant guidance will be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

The pre-approval fee levels for all services to be provided by S.R. Snodgrass PC are established annually by the audit committee. Any proposed services exceeding these levels will require specific pre-approval by the audit committee. The approved pre-approval fee level for audit services for fiscal year 2015 was $10,000.

The audit committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the audit committee at the next scheduled meeting. All services performed by S.R. Snodgrass PC in 2015 were pre-approved in accordance with the pre-approval policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF S.R. SNODGRASS, PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEARS ENDING DECEMBER 2016 AND 2017.

AUDIT COMMITTEE REPORT

The audit committee of ASRV’s board of directors operates under a written charter that specifies the audit committee’s duties and responsibilities. This charter is available on our website at www.ameriserv.com/investor-relations/corporate-governance.

The audit committee oversees ASRV’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management including a discussion about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

The audit committee reviewed with S.R. Snodgrass PC, our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of ASRV’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from S.R. Snodgrass PC required by the Independence Standards Board Standard No. 1, and has discussed with S.R. Snodgrass PC its independence. When necessary, the audit committee has considered the compatibility of non-audit services with the auditor’s independence.

The audit committee discussed with ASRV’s internal auditor and S.R. Snodgrass PC the overall scope and plans for their respective audits. The audit committee met with the internal auditor and S.R. Snodgrass PC to discuss the results of their audits and examinations, their evaluations of ASRV’s internal controls and the overall quality of ASRV’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Margaret A. O’Malley (Chair)

J. Michael Adams, Jr. (Vice Chair)

Daniel R. DeVos

Bruce E. Duke, III, M.D.

Sara A. Sargent

Robert L. Wise

MATTER NO. 3
WAIVER OF AGE RESTRICTION

Section 2.13 of our bylaws provides that no person shall be eligible for election or re-election to the board of directors if he or she has reached the age of 75 years at the time of such election or re-election. The board of directors has nominated Craig G. Ford for re-election as a Class III Director. Mr. Ford has reached the age of 75. Because the board of directors believes that it is in our best interests for Mr. Ford to continue to serve as a director, it is asking the shareholders to waive the age restriction in Section 2.13 of the bylaws as it relates to Mr. Ford’s re-election at the annual meeting.

The board has determined that Mr. Ford’s re-election as a director is in the best interest of ASRV and its shareholders because of Mr. Ford’s many years of banking experience, especially in his role as a consultant to banks undergoing a management and financial performance transformation. As a result of this experience, he is familiar with issues affecting community banks and has been instrumental in formulating our strategic direction. The board believes that his continued service will enhance our ability to develop and implement a strategy centered on community banking that will produce consistent future earnings.

With respect to this proposal, each shareholder has the right to one vote for each share of our common stock held. Approval of the proposal requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions will not constitute or be counted as “votes” cast for the proposal and, accordingly, will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE ABOVE WAIVER OF THE AGE RESTRICTION.

MATTER NO. 4
ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As described above in the “Executive Compensation” section and the compensation tables of this proxy statement, ASRV’s compensation programs are designed to:

•	align the interests of our executive officers with the long-term interests of our shareholders;

•	create a culture that rewards the superior performance of our executive officers through the attainment of specified performance objectives and targets; and

•	attract, motivate, and retain the highest level of executive talent and experience for the benefit of our shareholders.

We are submitting a non-binding proposal allowing our shareholders to cast an advisory vote on our compensation program at the annual meeting of shareholders. This proposal, commonly known as a “say-on-pay” vote, gives you as a shareholder of ASRV an opportunity to endorse or not endorse our executive compensation programs and policies through the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the narrative disclosure regarding executive compensation, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Opponents of say-on-pay votes have suggested that the impact on shareholder value of these proposals remains unproven because shareholders currently, for example, have the right to approve certain compensation plans, such as stock option plans.

Therefore, we cannot assess what measurable impact, if any, this proposal will have in the creation of shareholder value or improving our corporate governance, in light of the corporate governance standards we currently have in place.

We believe that both ASRV and its shareholders benefit from maintaining a constructive dialogue with its shareholders. This proposal is only one part of our corporate governance program and practices that maintain this dialogue with our shareholders and our commitment to the creation of long-term shareholder value.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE ABOVE ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE DOCUMENTS

A copy of our Code of Ethics and Legal Code of Conduct, Code of Conduct for Directors, our Code of Ethics for the Chief Executive Officer and Senior Financial Officer and the charters of our audit committee, nominating committee, compensation committee, corporate governance committee, and investment/ALCO committee are available on our website at www.ameriserv.com/investor-relations/corporate-governance and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, by e-mail at info@ameriserv.com or by calling Investor Relations at (814) 533-5310.

FINANCIAL INFORMATION

Requests for printed financial material (including our annual reports, Forms 10-K, 10-Q and Call Reports) should be directed to Michael D. Lynch, Senior Vice President, Chief Financial Officer, & Chief Investment Officer, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, telephone (814) 533-5193.

DIRECTOR INDEPENDENCE AND TRANSACTIONS WITH RELATED PARTIES

Director Independence

The board of directors of ASRV undertakes a formal review of director independence semi-annually with input from outside corporate counsel. This process consists of an oral question and answer session at a board meeting at which all directors hear the responses of each director and have an opportunity to evaluate the facts presented. As part of this question and answer session, each director is asked to confirm that there are no facts or circumstances with respect to the director that would be in conflict with the NASDAQ listing standards regarding independence or that would otherwise compromise the director’s independence. This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions designed to ascertain the facts necessary to determine independence, as well as facts regarding any related party transactions. Based upon these reviews, the board of directors has determined that all of our current directors, other than Mr. Stopko, our President and Chief Executive Officer, are independent. In making this determination, the board considered a number of specific relationships between directors and ASRV as follows:

•	Director Pasquerilla owns the Holiday Inn Downtown, in Johnstown, Pennsylvania. ASRV periodically holds off-site meetings at the Holiday Inn, including, in some years, its annual meeting of shareholders. In addition, the Holiday Inn provides catering services to ASRV from time to time. The board determined that the amount paid by the company to the Holiday Inn is not material to the company or the Holiday Inn.

•	Director Kunkle is the majority owner of Laurel Holdings, Inc. Among other things, Laurel Holdings operates a company that provides janitorial services to ASRV. In 2015, ASRV paid Laurel Holdings the sum of approximately $250,000 for these services. The amount paid represents less than five percent of Laurel Holdings’ consolidated revenues. Accordingly, the board concluded that the existence of this relationship did not impair Mr. Kunkle’s independence.

Transactions With Related Parties

Certain directors, nominees, and executive officers or their associates were customers of and had transactions with ASRV or its subsidiaries during 2015. Transactions that involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. All transactions, products or services provided to the directors, nominees, executive officers, or their associates by ASRV or its subsidiaries are on substantially the same terms and conditions that those directors, nominees, executive officer, or their associates could receive elsewhere.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter requires that the audit committee approve all related party transactions other than routine deposit relationships and loans that otherwise comply with federal regulations. ASRV also reviews the independence of directors semi-annually. During this process, related party transactions are disclosed to all board members.

OTHER MATTERS

The board of directors knows of no other matters to be presented at the annual meeting. If, however, any other business should properly come before the annual meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties who desire to communicate directly with our independent, non-management directors should submit communications in writing addressed to the Non-Executive Chairman of the Board, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.

Shareholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our audit committee in writing addressed to the Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2016 annual meeting of shareholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to: Non-Executive Chairman of the Board of Directors, AmeriServ Financial, Inc., Executive Offices, P.O. Box 430, Johnstown, Pennsylvania 15907-0430 no later than November 18, 2016. In accordance with our bylaws, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Non-Executive Chairman of the Board of Directors at the address above, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. Assuming the annual meeting of shareholders in 2017 is held within thirty days before or after April 26, 2017, this period will begin on December 27, 2016 and will end on January 26, 2017.

In accordance with our bylaws, a shareholder who desires to nominate candidates for election to ASRV’s board of directors must comply with the proceeding specified in the bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Non-Executive Chairman of the Board of Directors at the address above, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. Assuming the annual meeting of shareholders in 2016 is held within thirty days before or after, this period will begin on December 27, 2016 and will end on January 26, 2017.

If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such shareholder proposal or nomination.

By Order of the Board of Directors:

Sharon M. Callihan
Corporate Secretary
March 17, 2016

PROXY

AMERISERV FINANCIAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder(s) of AMERISERV FINANCIAL, INC., Johnstown, Pennsylvania do(es) hereby appoint Barry Gilchrist, Betty L. Jakell, and Leo J. Fronczek, or any one of them my (our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of said Corporation standing in my (our) name(s) on its books on February 19, 2016, at the annual meeting of its Shareholders to be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901, on Tuesday, April 26, 2016, at 1:30 p.m., or any adjournment(s) thereof, as follows on the reverse side.

This will ratify and confirm all that said attorney(s) may do or cause to be done by virtue hereof. Said attorney(s) is (are) authorized to exercise all the power that I (we) would possess if present personally at said meeting or any adjournment(s) thereof. I (we) hereby revoke all proxies by me (us) heretofore given for any meeting of Shareholders of said Corporation.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your vote is important. Please vote immediately.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by AMERISERV FINANCIAL, INC., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMERISERV FINANCIAL, INC., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717

If you vote over the Internet or by telephone, please do not mail your card.

AMERISERV FINANCIAL, INC.

IN ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN FAVOR OF MATTER NO. 1.

1.	Election of Class III Directors for Terms Expiring 2019

Nominees:	(01) Daniel R. DeVos
(02) Bruce E. Duke, III, M.D.
(03) Craig G. Ford
(04) Kim W. Kunkle

For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For all Except” and write the nominee’s name on the line below

Vote On Proposals

2.	The ratification of the appointment of S.R. Snodgrass PC as our independent public accounting firm to audit our books and financial records for the fiscal years ending December 31, 2016 and 2017.

For ☐	Against ☐	Abstain ☐

3.	The waiver of the director age restriction provision of the bylaws with respect to Craig G. Ford, a nominee for election as a director.

For ☐	Against ☐	Abstain ☐

4.	An advisory vote to approve the compensation of the named executive officers of AmeriServ Financial, Inc.

For ☐	Against ☐	Abstain ☐

5.	In their discretion, vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO EXERCISE.

Receipt is acknowledged of the Notice and Proxy Statement for said meeting, each dated March 17, 2016.

Please sign and return your proxy card promptly in the enclosed addressed envelope.

For address change, please check this box and write the correct address on the back where indicated   ☐

Please indicate if you plan to attend this meeting	☐	☐
	Yes	No

Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title. If stock is in joint names each joint owner should sign.

Date:

[PLEASE SIGN WITHIN BOX]

Signature (Joint Owners):	Date: